                                                                       EXHIBIT 4

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                  by and among

                           THE FORTRESS GROUP, INC.,

                          PROMETHEUS HOMEBUILDERS LLC

                                      and

                         THE STOCKHOLDERS NAMED HEREIN

                                  dated as of

                              February ___, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I. DEFINITIONS.....................................................   2
           -----------
  Section 1.1.  Defined Terms..............................................   2
                -------------

ARTICLE II. BOARD..........................................................   5
            -----
  Section 2.1.  Members of the Board.......................................   5
                --------------------

ARTICLE III. COVENANTS.....................................................   7
             ---------
  Section 3.1.  Operating Statements; Public Company Status................   7
                -------------------------------------------
  Section 3.2.  Conduct of Business........................................   7
                -------------------

ARTICLE IV. PARTICIPATION RIGHTS...........................................  11
            --------------------
  Section 4.1..............................................................  11

ARTICLE V. TAG-ALONG RIGHTS................................................  13
           ----------------
  Section 5.1.  Tag-Along Rights...........................................  13
                ----------------

ARTICLE VI. MISCELLANEOUS..................................................  15
            -------------
  Section 6.1.  Counterparts...............................................  15
                ------------
  Section 6.2.  Governing Law..............................................  15
                -------------
  Section 6.3.  Expenses...................................................  15
                --------
  Section 6.4.  Notices....................................................  15
                -------
  Section 6.5.  Successors and Assigns.....................................  17
                ----------------------
  Section 6.6.  Headings...................................................  17
                --------
  Section 6.7.  Amendments and Waivers.....................................  17
                ----------------------
  Section 6.8.  Interpretation, Absence of Presumption.....................  17
                --------------------------------------
  Section 6.9.  Severability...............................................  18
                ------------
  Section 6.10. Further Assurances.........................................  18
                ------------------
  Section 6.11. Specific Performance.......................................  18
                --------------------
  Section 6.12. Confidentiality............................................  18
                ---------------

          THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of March __, 1998, is made by and among Prometheus Homebuilders LLC (the "Purchaser"), The Fortress Group, Inc., a Delaware corporation (the "Company") and the stockholders named herein (the "Stockholders"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as hereinafter defined).

                                    RECITAL
                                    -------

          WHEREAS, on September 30, 1997, the Purchaser, the Company and the Stockholders entered into that certain stockholders agreement (the "Original Stockholders Agreement").

          WHEREAS, the Company, and the Purchaser have entered into that certain Second Amended and Restated Stock Purchase Agreement, dated as of February ___, 1998 (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to sell, and the Purchaser has agreed to purchase (i) up to an aggregate of 40,000 shares of the Class AA Convertible Preferred Stock of the Company, $0.01 par value per share, (ii) up to an aggregate of 35,000 shares of Convertible Redeemable Preferred Stock of the Company $0.01 par value per share divided into Class ABI Convertible Redeemable Preferred Stock and Class ABII Convertible Redeemable Preferred Stock, together with up to an aggregate of, initially, 1,000,000 Warrants, and up to, initially, 5,714,286 Supplemental Warrants upon the terms and subject to the conditions set forth therein;

          WHEREAS, it is a condition to the transactions contemplated by the Stock Purchase Agreement and the parties believe it to be in their best interests that they amend and restate the Original Stockholders Agreement as set forth herein and provide for certain rights and restrictions with respect to the investment by the Purchaser in the Company and the corporate governance of the Company; and

          WHEREAS, the Company and the Purchaser believe that the combination in a strategic partnership of the leadership, expertise and experience in the operations of the Company and the investment and capital markets expertise and access to capital of the Purchaser and its Affiliates will significantly enhance the Company's ability to pursue its growth and operating strategies.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS
                                  -----------

          Section 1.1.  Defined Terms.  As used in this Agreement, the following
                        -------------
terms shall have the following respective meanings:

          "Additional Preferred Stock Directors" shall have the meaning set forth in Section 2.1(a).

          "Adverse Event" shall have the meaning set forth in Section 2.1(a).

          "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Commission under the Securities Act.

          "Agreement" shall have the meaning set forth in the first paragraph hereof.

          "Average Trading Price" shall have the meaning set forth in Section 2.1(a).

          "Beneficially Own" shall mean, with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that all of the shares of the
                           --------  -------
Preferred Stock and the Warrants which the Purchaser has agreed to purchase under the Stock Purchase Agreement but which have not yet been purchased shall be deemed to be Beneficially Owned by the Purchaser until the Termination Event, if any, and provided, further, that for the purposes of Section 5.1 the
            --------  -------
Purchaser shall be deemed to own that number of shares of Common Stock that it actually Beneficially Owns at any given date plus the number of shares of Common
                                             ----
Stock into which the Preferred Stock is convertible, based on the Conversion Price (as defined in the Preferred Stock Certificates of Designations) of such Preferred Stock in effect on the relevant date.

          "Board" shall mean the board of directors of the Company.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a bank holiday in New York, New York.

          "Class AA Preferred Stock" shall mean the Class AA Convertible Preferred Stock of the Company, $0.01 par value per share.

          "Class AB Preferred Stock" shall mean the Class ABI Preferred Stock and the Class ABII Preferred Stock.

          "Class ABI Preferred Stock" shall mean the Class ABI Convertible Redeemable Preferred Stock of the Company, $0.01 par value per share.

          "Class ABII Preferred Stock" shall mean the Class ABII Convertible Redeemable Preferred Stock of the Company, $0.01 par value per share.

          "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

          "Company" shall have the meaning set forth in the first paragraph hereof.

          "Comparable Group" shall mean Pulte Corporation, The Ryland Group, Inc., U.S. Home Corporation, NVR Inc., Hovnanian Enterprises, Inc., Toll Brothers, Inc., Washington Homes, Inc., Zaring National Corporation, M/I Schottenstein Homes, Inc., Continental Homes Holding Corp., Engle Homes, Inc., Crossman Communities, Beazer Homes USA, Inc. and D.R. Horton, Inc.

          "Conversion Event" shall have the meaning set forth in Section 2.1(d).

          "Director" shall mean a member of the Board.

          "EBT" shall mean earnings of the Company before interest, expenses, income, taxes, and extraordinary or non-recurring items, all calculated in accordance with generally accepted accounting principles.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Executive Committee" shall mean the five-member executive committee of the Board which shall have the powers set forth in Section 3.2(b).

          "Executive Equity Plan" shall have the meaning set forth in Section 3.2(e).

          "Executive Shareholders" shall mean J. Marshall Coleman and James J. Martell, Jr..

          "Exercise Notice" shall have the meaning set forth in Section 4.1(b).

          "Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          "Homebuilder Shareholders" shall mean all the Stockholders other than the Executive Shareholders.

          "Liquidation Preference" shall mean $1000.00 per share.

          "Market Capitalization" shall mean the market value of the Company's outstanding Common Stock as measured by the thirty (30) Trading Days (as defined in the Stock Purchase Agreement) preceding any measurement date.

          "Participation Notice" shall have the meaning set forth in Section 4.1(b).

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Entity.

          "Preferred Stock" shall mean the Class AA Preferred Stock and the Class AB Preferred Stock.

          "Preferred Stock Certificate of Designations" shall mean the Certificate of Designations of the Class AA Preferred Stock, the Certificate of Designations of the Class ABI Preferred Stock and the Certificate of Designations of the Class ABII Preferred Stock.

          "Preferred Stock Director" shall have the meaning set forth in Section 2.1(a).

          "Purchaser" shall have the meaning set forth in the first paragraph hereof.

          "Purchaser Nominees" shall mean the designees to the Board by Purchaser (or its assignee), with the number, committee representation and subsidiary and affiliate representation of such Purchaser Nominees being equal to the number of Preferred Stock Directors (as if such Preferred Stock remained outstanding) that would be entitled to sit on the Board or on the board of any subsidiary or affiliate of the Company and any committee of the Board pursuant to Section 2.1(a).

          "Quoted Price" The term "Quoted Price," with respect to the Common Stock, shall mean the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations System, National Market System, or, if the applicable security is listed or admitted for trading on a securities exchange, the last reported sales price of the applicable security on the principal exchange on which the applicable security is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by a majority of holders of shares of Preferred Stock, and any dispute shall be resolved at the Company's cost, by an investment banking firm of recognized national standing selected by the Company and acceptable to such holders of Preferred Stock and shall be made in good faith and be conclusive absent manifest error.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Securities Filings" shall have the meaning set forth in Section 3.1(a)(iii).

          "Selling Shareholder" shall mean the Executive Shareholders and the Homebuilder Shareholders.

          "Stockholders" shall have the meaning set forth in the first paragraph hereof.

          "Stock Purchase Agreement" shall have the meaning set forth in the second paragraph hereof.

          "Supplemental Warrants" shall mean warrants to purchase Common Stock issued pursuant to that certain Supplemental Warrant Agreement to be entered into pursuant to the Stock Purchase Agreement between the Company and the Purchaser as the same may be amended from time to time.

          "Tag-Along Notice" shall have the meaning set forth in Section 5.1(a).

          "Tag-Along Rights" shall have the meaning set forth in Section 5.1(a).

          "Termination Event" shall mean on and after all Closings under the Stock Purchase Agreement have occurred, the date on which the aggregate remaining investment or commitment to invest in the Company by Purchaser (or any transferee or assignee of the Purchaser or group of transferees or assignees) is less than the greater of $10,000,000 or ten percent (10%) of the Market Capitalization, with the value of such investment to be based on the sum of (x) the greater of the Liquidation Preference of the Preferred Stock and the value of the Common Stock underlying such Preferred Stock (as measured by the Conversion Price) then held by it, (y) the value of the Common Stock then held by it, and (z) the value of the Warrants then held by it.

          "Test Date" shall have the meaning set forth in Section 2.1(a).

          "Third Party" shall have the meaning set forth in Section 5.1(a).

          "Third Party Terms" shall have the meaning set forth in Section
5.1(a).

          "Transfer" shall mean sell, transfer, assign, pledge, hypothecate or in any way alienate.

          "Warrants" shall mean warrants to purchase Common Stock issued pursuant to that certain amended and restated Warrant Agreement dated as of the date hereof between the Company and the Purchaser as the same may be amended from time to time.

                                  ARTICLE II.
                                     BOARD
                                     -----

          Section 2.1.  Members of the Board.  (a)  Until a Termination Event,
                        --------------------
the Company and the Stockholders shall take all action necessary to cause: (i) the number of Directors comprising the Board to be equal to fifteen (15) (subject to increase in the case of an Adverse Event, as provided below), (ii) the holders of Preferred Stock, voting separately as a single class, as set forth in the Preferred Stock Certificates of Designations, to have the exclusive right to elect a minimum of three (3) Directors (each such Director, a "Preferred Stock Director"), (iii) any increases in the size of the Board to result in an increase in the number of Preferred Stock Directors (rounded up to the next whole number) such that Preferred Stock Directors represent at least 20 percent (20%) of the votes exercisable by the Board, and (iv) at least a proportionate number (rounded up to the next whole number) of Preferred Stock Directors to serve on each committee of the Board (provided that with respect to the Executive Committee, the Executive Committee shall consist of five members, of which two members shall be Preferred Stock Directors), and at least one Preferred Stock Director to serve on the board or other governing body of each of the Company's subsidiaries and affiliates, other than operational home building companies. In the event (an "Adverse Event") that on any date following the Second Closing that is 60 days after the end of a fiscal quarter of the Company (a "Test Date") both (i) the Average Trading Price of the Common Stock is below $4.375 per share (provided that such amount shall be adjusted for reverse stock splits, recapitalizations and other similar events) and (ii) (x) the percentage change in the EBT per share of the Company (of the Common Stock issued and outstanding) for the most recent two fiscal quarters as measured against the same two fiscal quarters from the prior fiscal year is less than (y) the percentage change in the EBT per share (of the Common Stock issued and outstanding) of the Comparable Group for the same period as compared against the EBT per share (calculated on the same basis) of the Comparable Group during the same period in the prior fiscal year then the Company and the Stockholders shall take all action necessary to cause: (i) the holders of Preferred Stock voting separately as a single class, to elect Preferred Stock Directors sufficient to cause the Preferred Stock Directors to constitute a majority of the Board and all committees of the Board, including the Executive Committee ("Additional Preferred Stock Directors") and (ii) the size of the Board and all committees to be automatically increased in order to effect any such additional Directors. The right of the holders of Class AA Preferred Stock and Class ABI Preferred Stock to elect Additional Preferred Stock Directors shall continue until such time as neither (i) nor (ii) above is true for two consecutive Test Dates. The "Average Trading Price" shall mean, on any date of determination, the average of the closing prices of the Common Stock over the 90 day period prior to such date.

          (b) In the event that all the shares of the Preferred Stock shall have been converted into Common Stock prior to the occurrence of a Termination Event (a "Conversion Event"), the Company will support the nomination of and the election of Purchaser Nominees, and each Stockholder shall vote all of its shares to elect such Purchaser Nominees, such that Purchaser shall have the same right to elect Directors as set forth in paragraph (a) above, including rights to appoint Directors to committees and subsidiaries as set forth in paragraph
(a) above, as if Purchaser still owned all of the Preferred Stock, and the Company and the Stockholders will exercise all authority under applicable law to cause such Purchaser Nominees to be elected to the Board. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall use its best efforts to solicit from the stockholders of the Company (other than the Purchaser) eligible to vote in the election of Directors provided in favor of each Purchaser Nominee.

          (c) If a Director has been designated by Purchaser and Purchaser requests that such Director be removed (with or without cause) then such Director shall be removed with or without cause, and each Stockholder hereby agrees to vote all shares of Common Stock owned or held of record to effect such removal.

          (d) Nothing in this Agreement shall prevent Purchaser or any of its transferees or assignees from voting securities owned by them in their sole and absolute discretion, including voting securities to elect additional directors to the Board in excess of the Directors which Purchaser is entitled to elect pursuant to the terms of this Agreement.

                                 ARTICLE III.
                                   COVENANTS
                                   ---------

          Section 3.1.  Operating Statements; Public Company Status.
                        -------------------------------------------

          (a) From and after the date of this Agreement until the Termination Event, if any, the Company will:

          (i) deliver to the Purchaser, as soon as practicable after the end of each month or other reporting period, operating and financial statements and management reports (x) of the Company, and (y) of each Subsidiary not consolidated with the Company, each as, at and for the end of such month or other reporting period, and such other statements or reports as are reasonably requested by Purchaser, all in such form as shall reasonably be required by Purchaser;

          (ii) deliver to Purchaser copies of all other information distributed by the Company to the Board;

          (iii) deliver to the Purchaser, as promptly as practicable following filing, a copy of each report, schedule or other document filed by the Company pursuant to the requirements of any federal or state securities laws (collectively, the "Securities Filings"); and

          (iv) continue to comply in all material respects with the reporting requirements of Section 13 or 15(d) of the Exchange Act.

          (b) Until a Termination Event, the Company will afford the Purchaser a reasonable opportunity to review any Securities Filing, any other filing with a Governmental Entity and any press release or similar public announcement to be issued, released or made by the Company or any of its Affiliates (including, without limitation, any oral announcement) which refers to, describes or mentions the Purchaser or any of its Affiliates at least three (3) Business Days prior to the time that such filing is filed with or sent to the applicable Governmental Entity or such release or announcement is disseminated.

          Section 3.2.  Conduct of Business.  (a)  From and after the Bylaws
                        -------------------
Amendments (as defined in the Stock Purchase Agreement) shall have become effective, notwithstanding the fact that a vote of the Board or the Executive Committee may not be required under applicable law, the Company shall not, and shall not permit any of its subsidiaries without either (A) the affirmative vote of over eighty-one percent (81%) of the entire Directors ("Supermajority Director Approval") or (B) the affirmative vote of over eighty-one percent (81%) of the members of the entire Executive Committee ("Supermajority Executive Committee Approval") to:

                (i) purchase, sell, license, assign, transfer, convey or otherwise acquire or dispose of any assets, securities, or businesses, unless such transaction is provided for in the annual budget or is in the ordinary course of business and does not involve (i) the acquisition or disposition of homebuilding operations or any homebuilding company or entity or (ii) land acquisitions with a value in excess of $100,000 for any transaction or group of related transactions or with an aggregate value in excess of $5,000,000 in any twelve (12) month period;

                (ii) directly or indirectly incur, refinance, repay, prepay, create, assume, guarantee or otherwise become liable with respect to any liabilities with an aggregate face amount in excess of $1,000,000 in the aggregate, other than in accordance with existing credit facilities and renewals thereof on substantially the same terms;

                (iii) enter into any transaction after the date hereof or materially amend any transaction in effect on the date hereof, with any Affiliate of the Company (other than between the Company and its Subsidiaries or between its Subsidiaries);

                (iv) split (including any reverse split), combine, or reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the capital structure of the Company or any of its subsidiaries; or make any other material changes in its capital structure;

                (v) engage in any new development or redevelopment of any real property for an amount in excess of $100,000, whether in a single transaction or a series of related transactions (provided that it is contemplated that such authority will be delegated to the Company's acquisitions committee on guidelines approved by the Executive Committee);

                (vi) incur any capital expenditure for an amount, outside of the approved annual budget, in excess of $50,000 per occurrence or $500,000 in the aggregate, whether in a single transaction or a series of related transactions or waive, release, grant or transfer any rights of value in respect thereof or enter into any agreement or arrangement that could adversely affect the marketability of any real estate of the Company or any of its subsidiaries;

                (vii) enter into any employment agreement with any employee involving payments in excess of $100,000 per annum or with any director or executive officer of the Company or any of its Subsidiaries or enter into or materially change any Benefit Arrangement;

                (viii) enter into any new line of business other than the business engaged in by the Company and its Subsidiaries on the date hereof, cease to be engaged in any material line of business engaged in by the Company and its Subsidiaries on the date hereof or materially change the nature of the business engaged in by any of them on the date hereof;

                (ix) approve the annual operating budget of the Company for any year after 1997;

                (x) amend or take actions materially inconsistent with the approved annual operating budget for 1997 or any subsequent year;

                (xi) make any general assignment for the benefit of creditors;

                (xii) file any petition seeking relief, or consent to the institution of any proceeding against itself seeking to adjudicate it a bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

                (xiii) institute, voluntarily dismiss, terminate or settle any litigation or arbitration against any Person (A) involving payments for damages and penalties in excess of $50,000 or (B) otherwise material to the Company and its subsidiaries taken as a whole;

                (xiv) engage, retain, pay or agree to pay the fees or expenses of any third party consultants or advisors (other than advisors retained in the ordinary course of business), to the extent that such fees and expenses exceed one hundred thousand dollars ($100,000) in the aggregate;

                (xv) appoint, ratify or replace the independent accountants, change any accounting policy or practice other than as mandated by generally accepted accounting principles then in effect; or change any significant tax methods, practices, procedures or policies;

                (xvi) enter into or amend any joint venture, partnership or profit sharing agreement or arrangement;

                (xvii) amend to the Company's or any Subsidiary's certificate of incorporation or bylaws; or

                (xviii) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any subsidiary to the Company or another subsidiary in the ordinary and usual course of business or to the holders of the Preferred Stock and the Existing Preferred Stock as required pursuant to the terms of the Preferred Stock and the Preferred Stock Certificates of Designations;

                (xix) issue, sell, (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock (other than upon conversion of the Preferred Stock or the Existing Preferred Stock or upon exercise of the Warrants or the Supplemental Warrants) or deliver or other securities other than as contemplated herein or pursuant to stock options issued and outstanding as of the date hereof or purchase or otherwise acquire any of its capital stock, employee or director stock options or debt securities; or

                (xx)    agree to do any of the foregoing.

          (b) From and after the Bylaws Amendments shall have become effective the Board will promptly establish an Executive Committee, which shall be delegated the authority to the maximum extent permitted by law to approve any matter permissible under law for authorization by an Executive Committee, including the matters set forth in Section 3.2(a).

          (c) The bylaws of the Company shall provide that the number of directors required to constitute a Supermajority Director Approval and a Supermajority Executive Committee Approval shall constitute a quorum for the Board and Executive Committee, respectively, and the Company and the Stockholders shall take all action necessary to amend its Certificate of Incorporation, and bylaws (and the bylaws, certificates of incorporation of its subsidiaries) to give effect to terms and conditions of this Agreement, the forms of such amendments to be reasonably satisfactory to Purchaser.

          (d) Prior to a Termination Event, Purchaser may elect to terminate all or a portion of the voting provisions of this Agreement, such that except as otherwise required by law, actions requiring Supermajority Director Approval or Supermajority Executive Committee Approval will require only majority approval, and the Company and each Stockholder agree to take all such action as may be necessary to give effect to such termination, including amending this Agreement and the bylaws and certificates of incorporation of the Company and its subsidiaries. Upon the occurrence of a Termination Event, Purchaser shall deliver a notice to the Company electing to have Sections (A) and (B) of Article II of the Certificate of Incorporation of the Company to be of no further force and effect in accordance with Section (C) thereof.

          (e) Purchaser agrees to vote the 11,700 shares of Class AA Preferred Stock it acquired at the First Closing under the Stock Purchase Agreement, in favor of the Company's proposal to authorize an increase in the shares of Common Stock available for grant under the 1996 Stock Incentive Plan as amended, from 1,125,000 shares to 1,550,000 shares.

          (f) Each of the Stockholders agree to take all such action as may be necessary to effect a Certificate Amendment to increase the number of authorized shares of Common Stock if required to satisfy the conversion/exercise rights of the Securities purchased by Purchaser under the Stock Purchase Agreement.

          (g) Each of the Stockholders hereby constitutes and appoints the Purchaser, with full power of substitution, as the proxy of the Stockholders and hereby authorizes the

Purchaser to represent and to vote all of the shares of capital stock of the Company held by them in favor of the approval of all transactions that are necessary to give effect to the terms of this Agreement to the same extent and with the same effect as the Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company pursuant to this Agreement and as such is coupled with an interest and shall be irrevocable unless and until a Termination Event occurs. Each Stockholder hereby revokes any and all previous proxies granted with respect to any of the Shares and shall not hereafter, unless and until a Termination Event occurs, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote or grant any proxy or give instructions with respect to the voting of any of the Shares.

                                  ARTICLE IV.
                             PARTICIPATION RIGHTS
                             --------------------

          Section 4.1.  (a)  Right to Participate.  From and after the date
                             --------------------
hereof until a Termination Event, if any, the Purchaser shall be entitled to a participation right to purchase or subscribe for up to that number of additional shares of capital stock (including as "capital stock" for purposes of this
Section 4.1, any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of any character that is convertible into or exchangeable or redeemable for shares of capital stock of the Company or any Subsidiary (and all references in this Section 4.1 to capital stock shall, as appropriate, be deemed to be references to any such securities), and also including additional shares of capital stock to be issued pursuant to the conversion, exchange or redemption of any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of any character that is convertible into or exchangeable or redeemable for shares of capital stock, as if the price at which such additional shares of capital stock is issued pursuant to any such conversion, exchange or redemption were the market price on the date of such issuance) to be issued or sold by the Company which represents the same proportion of the total number of shares of capital stock to be issued or sold by the Company (including the shares of capital stock to be issued to the Purchaser upon exercise of its participation rights hereunder; it being understood and agreed that the Company will accordingly be required to either increase the number of shares of capital stock to be issued or sold so that the Purchaser may purchase additional shares to maintain its proportionate interest, or to reduce the number of shares of capital stock to be issued or sold to Persons other than the Purchaser) as is represented by the number of shares of Common Stock owned by the Purchaser or for which the Purchaser may exercise the Supplemental Warrants or into which the Purchaser has the right to convert prior to such sale or issuance, in each case at the respective exercise rates or conversion prices in effect at the relevant time (and including for this purpose any shares of Common Stock and Supplemental Warrants to be acquired pursuant to the Stock Purchase Agreement, but not yet issued), relative to the number of shares of Common Stock outstanding prior to such sale or issuance (and including for this purpose any shares of Common Stock and Supplemental Warrants to be acquired pursuant to the Stock Purchase Agreement, but not yet issued); provided, however, that the provisions of this Section 4.1 shall not apply to
--------  -------
(i) the conversion of the Existing Preferred Stock, the Preferred Stock or the exercise of Warrants, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Common Stock whose issuance was subject to an adjustment pursuant to the Preferred Stock Certificates of Designations and (ii) Common Stock issued to the Corporation's employees under to the Executive Equity Plan and other bona fide employee benefit plans adopted by the Board and approved by the holders of Common Stock when required by law (but only to the extent that the aggregate number of shares excluded thereby and issued after the date hereof pursuant to such other benefit plans shall not exceed 5% of the Common Stock outstanding at the time of any such issuance).

          (b)  Notice.  In the event the Company proposes to issue or sell any
               ------
shares of capital stock in a transaction giving rise to the participation rights provided for in this Section, the Company shall send a written notice (the "Participation Notice") to the Purchaser setting forth the number of shares of such capital stock of the Company that the Company proposes to sell or issue, the price (before any commission or discount) at which such shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for the Purchaser to determine whether or not to exercise the rights granted in this Section. At any time within 20 days after its receipt of the Participation Notice, the Purchaser may exercise its participation rights to purchase or subscribe for shares of such shares of capital stock, as provided for in this Section, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that the Purchaser elects to purchase.

          (c)  Terms of Sale.  The purchase or subscription by the Purchaser or
               -------------
an Affiliate thereof, as the case may be, pursuant to this Section shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional shares of capital stock of the Company whose purchases or subscriptions give rise to the participation rights (except that the price to Investor to make such purchase or subscription shall be net of payment of any underwriting, placement agent or similar fee associated with such purchase or subscription), which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than the greater of
(i) 110% of the estimated price set forth in the relevant Participation Notice, and (ii) the most recent Quoted Price on or prior to the date of the pricing of the offering); provided, however, that in the event the purchases or
               --------  -------
subscriptions giving rise to the participation rights are effected by an offering of securities registered under the Securities Act and in which offering it is not legally permissible for the securities to be purchased by the Purchaser to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement.

          (d)  Timing of Sale.  If, with respect to any Participation Notice,
               --------------
the Purchaser fails to deliver an Exercise Notice within the requisite time period, the Company shall have sixty (60) days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell not more than 110% of the number of shares of capital stock of the Company described in the Participation Notice (plus, in the event such shares are to be sold in an underwritten public offering, an additional number of shares of capital stock of the Company, not in excess of 15% of 110% of the number of shares of capital stock of the Company described in the Participation Notice, in respect of any underwriters overallotment option) and not less than 90% of the number of shares of capital stock of the Company described in the Participation Notice at a price of not less than 90% of the estimated price set forth in the Participation Notice. If, at the end of sixty (60) days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company has not completed the sale or issuance of capital stock of the Company in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), or in the event of any contemplated sale or issuance within such sixty (60)-day period but outside such price parameters, the Company shall again be obligated to comply with the provisions of this Section with respect to, and provide the opportunity to participate in, any proposed sale or issuance of shares of capital stock of the Company; provided, however, that notwithstanding the
                              --------  -------
foregoing, if the price at which such capital stock is to be sold in an underwritten offering is not at least 90% of the estimated price set forth in the Participation Notice, the Company may inform Investor of such fact and Investor shall be entitled to elect, by written notice delivered within three
(3) Business Days following such notice from the Company, to participate in such offering in accordance with the provisions of this Section 4.1.

                                  ARTICLE V.
                               TAG-ALONG RIGHTS
                               ----------------

          Section 5.1.  Tag-Along Rights.  (a)  Each of the Executive
                        ----------------
Shareholders agrees that (i) from the date hereof through the third anniversary of the date hereof he shall not Transfer, whether in a single transaction or in a series of linked transactions, more than ten percent (10%) per year, when aggregated with all such other Transfers made by such shareholder in such year, of the Common Stock Beneficially Owned by him on the date hereof and (ii) from the third anniversary of the date hereof through the fourth anniversary of the date hereof he shall not Transfer, whether in a single transaction or in a series of linked transactions, more than five percent (5%), when aggregated with all such other Transfers made by such shareholder during such period, of the Common Stock Beneficially Owned by him on the date hereof, unless, the terms and conditions of such Transfer shall include an offer to the Purchaser to include in the transfer to the proposed transferee (the "Third Party"), at the Purchaser's option and on the same price and on the same terms and conditions as apply to the Executive Shareholder, an amount of Preferred Stock and Common Stock held by the Purchaser determined in accordance with this Section 5.1. Each of the Homebuilder Shareholders agrees that from and after the date hereof, he shall not Transfer, whether in a single transaction or in a series of linked transactions, more than fifty percent (50%), when aggregated with all such other Transfers made by such shareholder, of the Common Stock then Beneficially Owned by him, unless the terms and conditions of such Transfer shall include an offer to the Purchaser to include in the transfer to the Third Party at the Purchaser's Option and on the same price and on the same terms and conditions as apply to the Homebuilder Shareholder, an amount of Preferred Stock and Common Stock determined in accordance with this Section 5.1.

          The Third Party shall be required to purchase from the Purchaser, if the Purchaser desires to participate in such transaction, the number of shares of Common Stock Beneficially Owned by the Purchaser equaling the lesser of (x) the number derived by multiplying (i) the total number of shares of Common Stock which the Third Party proposes to purchase by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock Beneficially Owned by the Purchaser and the denominator of which shall be the number of shares of Common Stock Beneficially Owned by the Purchaser and the applicable Selling Shareholder or (y) such lesser number of shares as the Purchaser shall designate in the Tag-Along Notice (defined below). If the Tag-Along Right results in the Purchaser including more shares of Common Stock Beneficially Owned by him in any Tag-Along Notice, than will, on the date of transfer by the Purchaser to the Third Party, have been converted into Common Stock, the Purchaser and the Company shall take such steps as are reasonably required to convert to Common Stock any Preferred Stock and Supplemental Warrants to be purchased by the Third Party (at the prevailing Conversion Price(s) for the Preferred Stock being sold, and at the prevailing Exercise Rate for the Supplemental Warrants being sold, by the Purchaser) which the Purchaser desires to transfer immediately prior to such transfer and contingent upon such transfer occurring, it being the parties' intention that only Common Stock will be transferred to the Third Party pursuant to this Section 5.1.

          The Selling Shareholder shall notify the Company and the Purchaser of any proposed Transfer to which the provisions of this Section 5.1 apply. Each such notice shall set forth: (i) the name of the Third Party and the number of shares of Common Stock proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party, and any other material terms pertaining to the Transfer (the "Third Party Terms") and (iv) that the Third Party has been informed of the "Tag-Along Rights" provided for in this Section
5.1 and has agreed to purchase shares of Common Stock in accordance with the terms hereof.

          The Tag-Along Rights set forth above in this Section 5.1 may be exercised by the Purchaser by delivery of a written notice to the Company and the Selling Shareholder (the "Tag-Along Notice") within thirty (30) days following receipt of the notice specified in the preceding paragraph. The Tag-Along Notice shall state the number of shares of Common Stock that the Purchaser wishes to include in such transfer to the Third Party.

          Upon the giving of a Tag-Along Notice, the Purchaser shall be entitled and obligated to sell the number of shares of Common Stock set forth in the Tag-Along Notice to the Third Party on the Third Party Terms; provided, however,
                                                          --------  -------
that neither the Selling Shareholder nor the Purchaser shall consummate the sale of any shares offered by it if the Third Party does not purchase all shares which the Selling Shareholder and the Purchaser are entitled and desire to sell pursuant hereto. After expiration of the thirty-day period referred to above, if the provisions of this Section have been complied with in all respects, the Selling Shareholder shall have the right for a sixty (60)-day period to transfer the shares of Common Stock to the Third Party on the Third Party Terms (or on other terms no more favorable to the Selling Shareholder) without further notice to the Purchaser, but after such sixty (60)-day period no such transfer may be made without again giving notice to the Purchaser of the proposed transfer and complying with the requirements of this Section 5.1.

          (b) At the closing of the transfer to any Third Party (of which the Selling Shareholder shall give the Purchaser who has elected to exercise the Tag-Along Right provided by this Section 5.1 at least five (5) Business Days' prior written notice), the Third Party shall remit to the Purchaser the consideration for the total sales price of the Common Stock of the Purchaser sold pursuant thereto, against delivery by the Purchaser of certificates for such Common Stock, duly endorsed or with duly executed stock powers and the compliance by such Shareholder with any other conditions to closing generally applicable to the Selling Shareholder and all Other Shareholders selling shares in such transaction.

          (c) Notwithstanding the foregoing, the Tag-Along Rights provided by this Section 5.1 shall terminate upon a Termination Event.

                                  ARTICLE VI.
                                 MISCELLANEOUS
                                 -------------

          Section 6.1.  Counterparts.  This Agreement maybe executed in one or
                        ------------
more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

          Section 6.2.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                        -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          Section 6.3.  Expenses.  The Company shall pay all costs and expenses
                        --------
incurred by the Company and the Purchaser in connection with the transactions contemplated by this Agreement.

          Section 6.4.  Notices.  Unless otherwise provided herein, any notice,
                        -------
request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by hand-delivery, registered first-class mail, telex, confirmed telecopy, or air courier guaranteeing overnight delivery, as follows:

     If to the Company:

          The Fortress Group, Inc.
          1921 Gallows Road, Suite 730
          Vienna, VA 22182
          Telephone: (703) 442-4545
          Facsimile: (703) 442-7730
          Attn: J. Marshall Coleman
     with a copy to: Secretary

     With an additional copy to:

          Arent Fox Kintner Plotkin & Kahn
          1050 Connecticut Avenue, NW
          Washington, DC 20036
          Telephone: (202) 857-6235
          Facsimile: (202) 857-6120
          Attn: Jeffrey E. Jordan

     If to the Purchaser:

          Prometheus Homebuilders LLC
          c/o Lazard Freres Real Estate Investors, LLC
          Thirty Rockefeller Plaza, 63rd Floor
          New York, NY 10020
          Telephone: (212) 632-6060
          Facsimile: (212) 632-6052
          Attn: Robert P. Freeman
                Murry N. Gunty

     With a copy to:

          Latham & Watkins
          885 Third Avenue
          New York, NY 10022
          Telephone: (212) 906-1200
          Facsimile: (212) 751-4864
          Attn: R. Ronald Hopkinson

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

          All such notices, requests, instructions or other documents shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; four (4) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged by addressee, if by telecopier transmission; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

          Section 6.5.  Successors and Assigns.  This Agreement shall be binding
                        ----------------------
upon and inure to the benefit of the parties hereto and their respective successors. No party shall be permitted to assign any of its rights hereunder to any third party without the prior written consent of the other parties, except that the Purchaser may, without such consent, assign its rights hereunder, in whole or in part, to one or more affiliates of the Purchaser or any transferee or assignee or group of transferees or assignees of any of the Preferred Stock provided that such person agrees to be bound by this Agreement.

          Section 6.6.  Headings.  The Section, Article and other headings
                        --------
contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

          Section 6.7.  Amendments and Waivers.  This Agreement may not be
                        ----------------------
modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          Section 6.8.  Interpretation, Absence of Presumption.  For the
                        --------------------------------------
purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof, "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section and paragraph, references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 6.9.  Severability.  Any provision hereof which is invalid or
                        ------------
unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          Section 6.10. Further Assurances.  The Company and the Purchaser agree
                        ------------------
that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

          Section 6.11. Specific Performance.  The Company and the Purchaser
                        --------------------
each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          Section 6.12.  Confidentiality.  The Purchaser and the Company agrees
                         ---------------
that all information provided to each other or any of their respective representatives pursuant to this Agreement shall be kept confidential, and such parties shall not (x) disclose such information to any persons other than the directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates of such parties who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information or (y) use such information in a manner which would be detrimental to the Company or the Purchaser; provided, however, the foregoing
                                             --------  -------
obligation of such parties shall not (a) relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by such parties or by persons to whom such parties have made such information available, (ii) is or becomes available to such parties on a non-confidential basis from a third party that is not, to such parties' knowledge, bound by any other confidentiality agreement with the other party, or (b) prohibit disclosure of any information if required by law, rule, regulation, court order or other legal or governmental process.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                             THE FORTRESS GROUP, INC.


                             By:
                                ------------------------------------------------
                                Name:
                                Title:


                            PROMETHEUS HOMEBUILDERS LLC

                                by:  LF Strategic Realty Investors II L.P.,
                                     its member

                                by: Lazard Freres Real Estate Investors L.L.C., its general partner


                             By:
                                ------------------------------------------------
                                Name:
                                Title:


                             STOCKHOLDERS


                             ---------------------------------------------------
                             Name:  J. Marshall Coleman


                             ---------------------------------------------------
                             Name:  James J. Martell, Jr.


                             ---------------------------------------------------
                             Name:  Robert Short


                             ---------------------------------------------------
                             Name:  J. Christopher Stuhmer


                             ---------------------------------------------------
                             Name:  Thomas Buffington


                             ---------------------------------------------------
                             Name:  Lawrence Witek

                             ---------------------------------------------------
                             Name:  Ted Kirkpatrick


                             ---------------------------------------------------
                             Name:  Lanold Caldwell


                             ---------------------------------------------------
                             Name:  James Giddens


                             ---------------------------------------------------
                             Name:  Patricia Donnelly


                             ---------------------------------------------------
                             Name:  Mary Ann Martell